SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2007
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12154 (Commission File Number)	73-1309529 (IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 25, 2007, Waste Management, Inc. (the “Company”) entered into an employment agreement with Michael Jay Romans, Senior Vice President — People. Mr. Romans joins the Company from St. Joe Company, a real estate development company. Prior to that he was Senior Vice President of Human Resources for Hughes Supply, the largest distributor of supplies to builders and contractors, which was acquired by Home Depot in 2006.
     The agreement is for a term of two years, and automatically renews for successive one-year periods thereafter. During the employment period, Mr. Romans shall be paid a minimum base salary of $375,000 per year and shall be entitled to a bonus in accordance with the Company’s incentive compensation plan. Mr. Romans shall have a target annual bonus of 75% of his base salary, although his actual bonus may range from 0 — 150% of his base salary, depending on the achievement of certain performance goals. In order to compensate Mr. Romans for forfeited incentives from his prior employer, his agreement provides that he will be granted 10,000 restricted stock units under the Company’s long-term incentive plan, which will be governed by the terms and conditions of the plan and the award agreement. The restricted stock units shall vest in their entirety three years after the date of grant unless earlier forfeited or canceled in accordance with the provisions thereof. Additionally, Mr. Romans shall be entitled to certain perquisites, including an annual automobile allowance, financial planning services, social organization initiation fees and dues and an annual physical examination. Mr. Romans shall also be entitled to participate in or receive benefits under any and all plans and programs made available to executive employees of the Company generally.
     In the event of the termination of Mr. Romans’ employment by the Company, he will be entitled to certain severance payments. Specifically, if Mr. Romans is terminated without cause, in addition to the benefits all employees receive, including all accrued but unpaid base salary and payments under applicable Company plans, policies and arrangements, Mr. Romans generally is entitled to cash payments equal to two times his base salary and target bonus; continuation of all health and welfare plan benefits for him and his family for the lesser of two years, his death or until he becomes covered by a subsequent employer; and a pro-rated bonus payment for the year in which he is terminated. In the event Mr. Romans is terminated without cause or leaves the Company for good reason in connection with a change in control, he generally is entitled to the same benefits that he would receive as described for a termination without cause, except that his cash payment will be three times his base salary and target bonus, benefits will continue for a period of three years and he will receive 100% of the maximum bonus available, pro rated to the date of termination. In accordance with the Company’s Executive Severance Policy, Mr. Romans’ agreement provides that if the present value of severance benefits payable under his agreement would exceed 2.99 times the sum of his then current base salary and bonus (the “maximum severance amount”), the payments to Mr. Romans will be reduced to an amount not to exceed the maximum severance amount. In the event Mr. Romans’ employment is terminated by reason of death or total disability, he generally will receive all amounts accrued but unpaid at the date of termination, a pro rated bonus payment and any benefits to which he is entitled pursuant to the plans, policies and arrangements of the Company in accordance with their terms. Mr. Romans’ agreement also states that if the Company, within one year of termination of Mr. Romans’ employment for any reason other than cause, determines that he could have been terminated for cause, the Company shall have the right to stop any payments otherwise payable and Mr. Romans shall be obligated to repay to the Company any of the severance benefits he received.
     Mr. Romans’ agreement also contains certain restrictive covenants, including covenants not to compete or solicit Company customers or employees for a period of two years after the termination of his employment, and a covenant not to disparage the Company.
     The terms “cause,” “good reason,” and “total disability” are all defined in Mr. Romans’ employment agreement, which is attached as exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
Exhibit 10.1:      Employment Agreement between Waste Management, Inc. and Michael Jay Romans dated January 25, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: January 31, 2007	By:	/s/ Rick L. Wittenbraker
Rick L Wittenbraker,
Senior Vice President

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement between Waste Management, Inc. and Michael Jay Romans dated January 25, 2007.